Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Mach Natural Resources LP

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common units representing limited partner interests	(1)	457(a)	49,798,845	$12.22	$608,541,885.90	0.0001381	$84,039.63

Total Offering Amounts:							$608,541,885.90		84,039.63
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$84,039.63

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Offering Note(s)

(1)	The amount to be registered consists of up to 49,798,845 common units representing limited partner interests for resale by the selling unitholders named in the registration statement.

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional securities issuable by reason of any security dividend, security split, recapitalization or other similar transaction.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act and based upon the average of the high and low prices of the common stock as reported on the New York Stock Exchange on October 24, 2025.